Registration No. 811- ____________________
           As filed with the Securities and Exchange Commission on [filing date]
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             Integrity Certificate Company
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

1 North Main Street  Minot, North Dakota  58703
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Telephone Number (including area code):     (701) 852-5292
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Name and Address of Agent for Service of Process:

         ROBERT WALSTAD
         CEO
         Integrity Certificate Company
         1 North Main Street
         Minot, North Dakota 58703

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 YES [X] NO [ ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Minot and the State of North Dakota on this 27th day of February, 2004.


                                      INTEGRITY CERTIFICATE COMPANY


                                      By:  s/Robert Walstad
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                                         Robert Walstad, Chief Executive Officer

Attest:    s/Jackie Case
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         Jackie Case, Secretary